Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 33% INCREASE IN TOTAL NET REVENUE

CHICAGO (November 1, 2006) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the third quarter ended September 30, 2006. Third quarter continuing operations highlights were:

•	Total net revenue increased 33% to $27,774,000
•	Operating income increased 34% to $6,212,000
•	Net income was $1,438,000, or $0.06 per diluted share, after the impact of $314,000 of non-cash stock compensation expense, or $0.01 per diluted share
•	Same-facility net revenue growth of 12%

For the third quarter ended September 30, 2006, total net revenue was $27,774,000, up 33% from $20,929,000 in the prior year third quarter. Net revenue from surgical facilities was $22,249,000, up 44% from $15,407,000 in the prior year third quarter. This revenue increase was primarily due to a 39% increase in total surgical procedures performed in the third quarter of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 12% over the prior year third quarter. Product sales and other revenue was $5,525,000 in the third quarter of 2006, comparable to the prior year third quarter.

Operating income in the third quarter of 2006 increased 34% to $6,212,000, or 22% of net revenue, from $4,653,000, or 22% of net revenue, in the same period last year. Operating expenses in the third quarter of 2006 included $523,000 in non-cash, stock compensation expense recorded in accordance with NovaMed’s adoption of FAS 123(R) on January 1, 2006. Net interest expense in the third quarter of 2006 increased 360% to $838,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings. Net income from continuing operations in the third quarter of 2006 decreased 10% to $1,438,000, or $0.06 per diluted share, from $1,602,000, or $0.07 per diluted share, in the prior year third quarter. Stock compensation expense recorded in the third quarter of 2006 impacted net income from continuing operations by $314,000 or $0.01 per diluted share. No stock compensation expense was recorded in the third quarter of 2005.

For the nine months ended September 30, 2006, total net revenue was $78,731,000, up 32% from $59,626,000 for the first nine months last year. Net revenue from surgical facilities was $61,219,000, up 39% from $43,891,000 for the first nine months last year. This revenue increase was primarily due to a 35% increase in total surgical procedures performed in the first nine months of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the comparable period in 2005. Product sales and other revenue was $17,512,000 for the nine months ended September 30, 2006, up 11% from $15,735,000 in the same period last year.

Operating income for the first nine months of 2006 increased 39% to $17,046,000, or 22% of net revenue, from $12,253,000, or 21% of net revenue, in the same period last year. Operating expenses in the first nine months of 2006 included $1,357,000 in non-cash, stock compensation expense. Net income from continuing operations for the first nine months of 2006 increased 7% to $4,458,000, or $0.18 per diluted share, from $4,148,000, or $0.17 per diluted share, in the same period last year. Stock compensation expense recorded in the first nine months of 2006 impacted net income from continuing operations by $814,000 or $0.03 per diluted share. No stock compensation expense was recorded in the first nine months of 2005.

During the third quarter of 2006, NovaMed acquired a 61% interest in a surgery center located in Laredo, Texas, a 51% interest in a surgery center located in Sandusky, Ohio and a 51% interest in a surgery center located in Gainesville, Florida. On October 3, 2006, NovaMed purchased a 65% interest in a multi-specialty surgery center located in Cleveland, Tennessee. Also, on August 1, 2006, NovaMed Eye Surgery Center of New Albany, LLC, in which NovaMed owns a 67.5% interest, acquired a surgery center in Jeffersonville, Indiana. NovaMed has since consolidated the Jeffersonville surgery center with its surgery center located in New Albany, Indiana.

Commenting on the third quarter results, Thomas S. Hall, President and Chief Executive Officer of NovaMed, said, “We are generally pleased with our operating results in the third quarter, particularly the continuing strength of our same-facility net revenue growth. We are very pleased with our acquisition momentum which has clearly continued into the second half of the year. We have completed eight surgery center acquisitions so far this year representing a total investment of over $48 million. However, the significant increase in interest expense in the quarter had a negative impact on our bottom-line growth. Also, investments we have made in our corporate infrastructure so far in 2006 increased our operating expenses in the quarter over the prior year, however, we believe these investments are important to position us for continued growth.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 34 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, November 1, 2006. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through November 30, 2006.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; and demand for elective surgical procedures. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2005 Form 10-K filed on April 28, 2006. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT
Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net revenue:
Surgical facilities	$22,249	$15,407	$61,219	$43,891
Product sales and other	5,525	5,522	17,512	15,735
Total net revenue	27,774	20,929	78,731	59,626

Operating expenses:
Salaries, wages and benefits	8,803	6,551	25,420	18,662
Cost of sales and medical supplies	6,614	5,009	19,167	14,417
Selling, general and administrative	5,394	4,093	14,879	12,544
Depreciation and amortization	751	623	2,219	1,750
Total operating expenses	21,562	16,276	61,685	47,373

Operating income	6,212	4,653	17,046	12,253

Interest (income) expense, net	838	182	1,788	477
Minority interest	3,124	1,931	8,167	5,344
(Earnings) loss of nonconsolidated affiliate	9	(3)	(22)	(103)
Gain on sale of minority interests	(92)	(74)	(102)	(110)
Other (income) expense, net	(63)	(53)	(215)	(268)
Income before income taxes	2,396	2,670	7,430	6,913
Income tax provision	958	1,068	2,972	2,765

Net income from continuing operations	1,438	1,602	4,458	4,148
Net income from discontinued operations	37	25	37	212

Net income	$1,475	$1,627	$4,495	$4,360

Earnings per common share - diluted:
Earnings from continuing operations	$0.06	$0.07	$0.18	$0.17
Earnings from discontinued operations	-	-	-	0.01
Net earnings per diluted share	$0.06	$0.07	$0.18	$0.18
Shares used in computing diluted earnings per share	24,950	23,973	24,781	23,759

Selected Operating Data:

ASCs operated at end of period	33	26	33	26
Procedures performed during the period	26,403	19,011	74,359	55,046
Cash flow provided by operating activities	$3,202	$3,725	$9,543	$8,118
Cash flow used in investing activities	$(20,838)	$(381)	$(42,015)	$(10,955)
Cash flow provided by (used in) financing activities	$17,330	$(3,807)	$32,202	$4,296

	September 30,	December 31,
Balance Sheet Data:	2006	2005

Cash and cash equivalents	$1,410	$1,690
Accounts receivable, net	17,036	11,933
Working capital	9,214	6,669
Total assets	144,674	97,162
Long-term debt	49,461	17,404
Minority interest	13,108	10,266
Stockholders' equity	68,322	58,675